Exhibit 10.2
OPERATING AGREEMENT OF REGENCY ACQUISITION, LLC
An Ohio Limited Liability Company
The Members desire to enter into an Operating Agreement for Regency Acquisition, LLC, an Ohio Limited Liability Company effective as of the Effective Date.
This Operating Agreement of Regency Acquisition, LLC, a limited liability company organized pursuant to the Ohio Limited Liability Company Act, is entered into and will be effective as of the Effective Date, by and among the Company and Regency Technologies, Ltd. (“Regency”) and JJJ-RT, LLC (“JJJ-RT,” together with Regency, the “Members,” each a “Member”).
ARTICLE I
DEFINITIONS For purposes of the Operating Agreement (as defined below), unless the context clearly indicates otherwise, the following terms will have the following meanings:
1. Act—The Ohio Limited Liability Company Act, found at Chapter 1705 of the Revised Code, and all amendments to the Act.
2. Articles—The Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Ohio.
3. Assignee—A transferee of a Membership Interest who has not been admitted as a Substituted Member.
4. Bankrupt Member—A Member who: (1) has become the subject of an Order for Relief under the United States Bankruptcy Code, and (2) has initiated, either in an original Proceeding or by way of answer in any state an insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.
5. Capital Account—The account maintained for a Member or Assignee determined in accordance with Article VIII.
6. Capital Contribution—Any contribution of property or cash, assumption of debt, or the obligation to contribute property or cash, or to assume debt, made by or on behalf of a Member or Assignee.
7. Code—The Internal Revenue Code of 1986 as amended from time to time.
8. Company— Regency Acquisition, LLC, a limited liability company formed under the laws of Ohio and any successor limited liability company.
9. Company Liability—Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.
10. Company Nonrecourse Liability—A Company Liability to the extent that no Member or Related Person bears the economic risk of loss with respect to the liability.
11. Company Property—Any Property owned by the Company.

12. Distribution—A transfer of Property to a Member on account of a Membership Interest as described in Article IX.
13. Disposition (Dispose)—Any sale, assignment, transfer, exchange, gift, mortgage, pledge, grant, hypothecation, or other transfer, including a distribution of assets in kind among the Members, absolute or as security or encumbrance (including dispositions by operation of law).
14. Dissociation—Any action which causes a Person to cease to be Member as described in Article XII.
15. Dissolution Event—An event, the occurrence of which will result in the dissolution of the Company under Article XIV unless the Members agree to the contrary.
16. Effective Date—the date of this Agreement.
17. Initial Capital Contribution—The Capital Contribution agreed to be made by the Members as described in Article VIII.
18. Investment Agreement—The Investment Agreement, dated the date hereof, by and among Regency, JJJ-RT, the Company and Sentex Sensing Technologies, Inc.
19. Majority—The Percentage Interests of Members described as a “Majority” in Article VI.
20. Management Right—The right of a Member to participate in the management of the Company, including the rights to information and to consent or approve actions of the Company.
21. Managing Member—A Member selected to manage the affairs of the Company under Article VII.
22. Member—Regency, JJJ-RT, or a Substituted Member, but not an Assignee.
23. Member Nonrecourse Liability—Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss because, for example, the Member or Related Person is the creditor or a guarantor.
24. Membership Interest—The rights of a Member or, in the case of an Assignee, the rights of the assigning Member, in Distributions (liquidating or otherwise) and allocations of Net Profits and Net Losses.
25. Net Profit or Net Loss, as appropriate, means, for any fiscal year or other period, an amount equal to the taxable income or loss of the Company for such period determined in accordance with Section 703(a) of the Code, taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Company during such period (that is not otherwise taken into account in computing Net Profit or Net Loss) and decreased by the amount of any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)); provided, however, that Net Profit or Net Loss of the Company shall be computed without regard to the amount of any items of income, gain, loss or deduction that are specially allocated to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. In the event that the Capital Accounts of the Members are adjusted to reflect revaluations of Company Property upon the occurrence of an event in which such revaluation is permissible or required under the Treasury Regulations, the Net

Profit or Net Loss of the Partnership (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
26. Notice—Notice must be in writing, except as otherwise provided in this Operating Agreement. Written Notice to the Company will be considered given when mailed by first class mail, postage prepaid, addressed to any Managing Member in care of the Company at the address of Principal Office. Written Notice to a Member will be considered given when mailed by first class mail, postage prepaid, addressed to the Member at the address reflected in Exhibit A to this Agreement unless the Member has given the Company a Notice of a different address.
27. Operating Agreement—This Operating Agreement, including all amendments adopted in accordance with the Operating Agreement and the Act.
28. Organization—A Person other than a natural person. Organization includes, without limitation, corporations (both nonprofit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.
29. Organization Expenses—Those expenses incurred in the organization of the Company including the costs of preparation of the Operating Agreement and Articles.
30. Percentage Interest—The percentage interest of specified Membership Interests in relation to all of the Membership Interest.
31. Person—An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Ohio.
32. Proceeding—Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding on the Company, a Member or other person subject to the jurisdiction of that court, arbitrator, or governmental agency.
33. Property—Any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
34. Regulations—Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as those regulations may be lawfully changed from time to time.
35. Resignation—The act by which a Managing Member ceases to be a Managing Member.
36. Substitute Member—An Assignee who has been admitted to all of the rights of membership pursuant to the Operating Agreement.
37. Taxable Year—The taxable year of the Company as determined pursuant to Section 706 of the Code.

38. Taxing Jurisdiction—Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.
ARTICLE II
FORMATION
1. Organization—The Members recognize that Regency organized the Company as an Ohio limited liability company pursuant to the provisions of the Act, and that on the date hereof, Regency and JJJ-RT have made the Initial Capital Contributions set for the on Exhibit A.
2. Agreement—For and in consideration of the mutual covenants contained here and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Members executing this Operating Agreement agree to the terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Operating Agreement, together with Investment Agreement, will be the only sources of agreement of the parties with respect to the Company, and, except to the extent a provision of the Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, the Operating Agreement and the Investment Agreement will govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of the Operating Agreement is prohibited or ineffective under the Act, the Operating Agreement will be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Operating Agreement that was formerly invalid valid, those provisions will be considered to be valid from the effective date of that interpretation or amendment.
3. Name—The initial name of the Company is Regency Acquisition, LLC, but will be changed as soon as practicable hereafter to “Regency Technologies, LLC, and all business of the Company will be conducted under that name or any other name formally adopted by the Members, but in any case, only to the extent permitted by applicable law.
4. Effective Date—This Operating Agreement is effective as of November 20, 2005.
5. Term—The term of the Company is perpetual.
6. Registered Agent and Office—The registered agent for the service of process and the registered office will be that Person and location reflected in the Articles as filed in the office of the Secretary of State of Ohio. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office changes, the Managing Member will promptly designate a replacement registered agent or file a notice of change of address as the case may be.
7. Principal Office—The Principal Office of the Company will be located at 30700 Carter Street, Suite F, Solon, OH 44139.
ARTICLE III

NATURE OF BUSINESS
The business of the Company will be to engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company will have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III.
ARTICLE IV
ACCOUNTING AND RECORDS
1. Records to be Maintained—The Company will maintain the following records at the Principal Office:
1.1. A current list of the full name and last known business or residence address of each Member;
1.2. A copy of the Articles, and all amendments thereto;
1.3. Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the three most recent years;
1.4. Copies of the Operating Agreement including all amendments to it and executed copies of any written powers of attorney pursuant to which the operating agreement and the amendments have been executed;
1.5. Copies of any financial statements of the Company for the three most recent years;
2. Reports to Members:
2.1. The Managing Members must provide reports at least annually to the Members other than Assignees at such time and in such manner as the Managing Members determine reasonable;
2.2. The Managing Members will provide all Members with those information returns required by the Code and by Section 1705.22 of the Ohio Revised Code subject to those demands which the Managing Members determine are reasonable and further subject to Section 1705.22(B) of the Ohio Revised Code.
3. Accounts—The Managing Members will maintain a record of Capital Account for each Member in accordance with Article VIII.
ARTICLE V
NAMES AND ADDRESSES OF MEMBERS
The names and addresses of the Members are as reflected on attached Exhibit A and by this reference made a part of this agreement. Furthermore, Exhibit A will be amended from time to time to reflect the names and addresses of all Members as well as their respective interests and contributions in the Company as may change from time to time, including such contributions that may be made pursuant to the terms of the Investment Agreement.

ARTICLE VI
RIGHTS AND DUTIES OF MEMBERS
1. Management Rights—The management of the Company is reserved to the Members. Notwithstanding the above, any amendment to this Operating Agreement requires the unanimous consent of the Members.
2. Majority—Whenever any matter is required or allowed to be approved by a Majority of the Members or a Majority of the Remaining Members under the Act or the Operating Agreement, the matter will be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, of Members holding Percentage Interests in excess of 50% of the Membership Interests entitled to vote on a particular matter. All Members will be entitled to vote on or consent to all matters unless expressly not permitted by law or by this Agreement. Assignees and, in the case of approvals to resignation or withdrawal where consent of the remaining Members is required, dissociating Members will not be considered Members entitled to vote for the purpose of determining a Majority. In the case of a Member who has disposed of that Member’s entire Membership Interest to an Assignee, but has not been removed as provided below, the Percentage Interest of that Assignee will be considered in determining a Majority and that Member’s vote or consent will be determined by his or her Percentage Interest.
3. Liability of Members—No Member will be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on any Member for liabilities of the Company.
4. Indemnification—The Company will indemnify, defend and hold each Member harmless for all costs, losses, liabilities, and damages paid or accrued by that Member in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Ohio.
5. Representations and Warranties—Each Member, and in the case of an Organization, the person(s) executing the Operating Agreement on behalf of the Organization, represents and warrants to the Company and each other Member that:
(a) If that Member is an Organization, that it is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to the Operating Agreement to perform its obligations under this agreement;
(b) That the Member is acquiring its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest; and
(c) The Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from those requirements.
6. Conflicts of Interest.

6.1. A Member, including a Managing Member, will not be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company.
6.2. A Member, including a Managing Member, does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. Subject to Section 4 of Article VII, a Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to the applicable law. No transaction with the Company will be voidable solely because a Member has a direct or indirect interest in the transaction if: (i) the transaction is fair to the Company; and (ii) the disinterested Managing Member or disinterested Members, in either case knowing the material facts of the transaction and the Member’s interest, authorize, approve, or ratify the transaction.
7. Meetings of Members.
7.1. The Members may by resolution prescribe the time and place for the holding of regular annual meetings and may provide that the adoption of such resolution will constitute Notice of such annual meetings. If the Members do not prescribe the time and place for the holding of annual meetings, the annual meetings will be held at the time and place specified by the Managing Member in the Notice of each such regular meeting.
7.2. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Managing Members or a Majority of all Members.
7.3. Written or telephonic Notice stating the place, date and time of any meeting and, in case of a special meeting, the purposes for which the special meeting is called, must be delivered at least three days before the date of the meeting, either personally or by mail, by or at the direction of the Managing Members to each Member of record entitled to vote at the meeting. When all the Members of the Company are present at any meeting, or if those who are not present sign in writing a waiver of Notice of the meeting, or subsequently ratify all of the proceedings of the meeting, the transactions of the meeting are as valid as if a meeting were formally called and Notice had been given.
7.4. At any meeting of the Members, a Majority of the Members represented in person or by proxy will be required in order to constitute a quorum at a meeting of Members. If less than a Majority of the Members is represented at a meeting, a majority of the Membership Interest so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
7.5. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his or her duly authorized attorney-in-fact. A proxy must be filed with the Managing Member of the Company before or at the time of the meeting.
7.6. Unless otherwise provided by law, any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, consenting to the action so taken, is signed by all of the Members entitled to vote with respect to the subject matter of the action. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in the meeting can hear one another for the entire discussion of the matters to be voted upon. Participating in a meeting pursuant to this section will constitute presence in person at the meeting.
8. Resolution of Disputes—Any dispute or claim arising out of a claimed breach of this Operating Agreement or its breach, or the operation, management or buy-out of the interests of the Company, will be submitted to mediation with a recognized mediation service agreed upon by the parties. The mediation process will continue until the earliest of: (a) the resolution of the submitted matter; or (b) 90 days after the initial mediation conference; unless extended by agreement of the parties to the dispute. Any disputed matters which are not resolved by the above mediation process will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Cleveland, Ohio, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.
8.1. When the arbitrator has passed upon matters in dispute between the Members, he or she will notify each Member in writing of his or her decision. The arbitrator’s decision will be final and binding upon the parties, subject to any rights pursuant to Ohio law.
8.2. The arbitrator’s decision will include a final award of arbitrator’s fees and administrative costs of the arbitration, and will impose those fees and costs totally, or divided, as the arbitrator deems appropriate, among the parties.
8.3. Notwithstanding the above, each party will pay the fees of his or her own counsel and all costs related to the attendance and testimony of his or her witnesses and the preparation and submission of evidence and exhibits, if any.
ARTICLE VII
MANAGING MEMBER
1. Original Managing Member—The ordinary and usual decisions concerning the business affairs of the Company will be made by the Managing Member. There will be one Managing Member who must be Member of the Company. The sole initial Managing Member will be: JJJ-RT, LLC. The Managing Member may be replaced by a Majority of the Members.
2. Term of Office as Managing Member—No Managing Member will have any contractual right to that position. The Managing Members will serve until the earliest of:
2.1. The Resignation of the Managing Member.
2.2. The Dissociation of the Managing Member.
2.3. Removal of the Managing Member.
2.4 The replacement of the Managing Member by a Majority of the Members.
3. Authority of Members to Bind the Company — The Members agree that only the Managing Member and agents of the Company authorized by the Managing Member will have the authority to bind the Company. No Member other than a Managing Member will take any action as a Member to bind the Company, and will indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of the Member. Except as limited in Section 4 of this Article VII, the Managing Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:
3.1. The institution, prosecution and defense of any Proceeding in the Company’s name;
3.2. The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;
3.3. The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Property, but only in the ordinary course of business and only if less than all or substantially all of the Company’s Property;
3.4. The entering into of contracts and guaranties; incurring of liabilities; borrowing of money; issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;
3.5. The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the lending of money to, and otherwise helping Members, officers, employees, and agents;
3.6. The conduct of the Company’s business, the establishment of Company offices, and the exercise of the power s of the Company within or without the State;
3.7. The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;
3.8. The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, employees, and agents of the Company;
3.9. The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;
3.10. The payment of a donation, or any other act that furthers the business and affairs of the Company;
3.11. The payment of base compensation to any or all Members, and employees on account of services previously rendered to the Company, whether or not an agreement to pay that compensation was made before the services were rendered; provided, such compensation is reasonable in nature.
3.12. The purchase of insurance on the life of any of its Members or employees for the benefit of the Company;
3.13. The participation in partnership agreements, joint ventures, or other associations of any kind with any person or persons;
3.14. The indemnification of Members or any other Person;
3.15. The execution and delivery of any instrument on behalf of the Company, including any deed, deed of trust, note or other evidence of indebtedness, lease agreement, security agreement,

financing statement, contract of sale, or other instrument purporting to convey or encumber, in whole or in part, any or all of the assets of the Company, at any time held in its name, or any receipt or compromise or settlement agreement with respect to the accounts receivable on claims of the Company; and no other signature will be required for any such instrument to be valid, binding and enforceable against the Company in accordance with its terms. Any person dealing the Company or its Managing Member may rely upon the certificate signed by the Managing Member as to:
(a) The identity of the Members or Managing Member;
(b) Acts by the Members or Managing Member; or
(c) Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.
4. Limitation on Management Member’s Power—Notwithstanding anything in this Operating Agreement to the contrary, no Member, acting by itself, or any Managing Member may cause or bind the Company to do any of the following without the unanimous written consent of all the Members: (a) sell substantially all the assets of the Company; (b) adopt or pay any incentive compensation beyond the base salaries of the employees, which amounts have previously been approved and for which normal cost of living adjustments are permitted up to 150% of the current salaries; (c) loan money to or borrow money from any Member or any of its affiliates or enter into any other agreement or arrangement with any Member or any of its affiliates (other than normal employment arrangements in the ordinary course with any Member or its affiliate); (d) sell, transfer or issue any equity interests to any Member other than pursuant to the terms of the Investment Agreement, or (e) allow any Member to loan money to the Company other than (i) pursuant to the terms of the Investment Agreement or (ii) if the loan does not bear interest at a rate that exceeds the prime rate at National City Bank, Cleveland, Ohio at the time the funds are loaned.
5. Actions of the Managing Member—Except as provided in Section 4 of this Article VII, the Managing Member has the power to bind the Company as provided in this Article VII. No person dealing with the Company will have any obligation to inquire into the power or authority of the Managing Member acting on behalf of the Company.
6. Compensation of Managing Members—The Managing Member will be reimbursed for all reasonable expenses incurred in managing the Company, but will receive no compensation for performance of its duties as Managing Member.
7. Managing Member’s Standard of Care—The Managing Member’s duty of care in the discharge of the Managing Member’s duties to the Company and the other Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Managing Member will be fully protected in relying in good faith upon the records required to be maintained under Article IV and on such information, opinions, reports or statements by any of its Members or agents, or by any other person, as to matters the Managing Member reasonably believes are within the other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

8. Removal of Managing Member—Any Managing Member may be removed by the affirmative vote of a Majority of the Members at a special meeting convened for this purpose.
ARTICLE VIII
CONTRIBUTIONS AND CAPITAL ACCOUNTS
1. Initial Contributions—Each Member has contributed to the capital of the Company cash or valuable property more particularly described on Exhibit A and will from time to time make such additional capital contributions as my be permitted pursuant to the Investment Agreement. Upon such additional contributions being made, Exhibit A may be amended from time to time. No other writing will be required to evidence these capital contributions other than this Operating Agreement. No interest will accrue on any Capital Contribution and no Member will have the right to withdraw or be repaid any Capital Contribution except as provided in this Operating Agreement.
2. Maintenance of Capital Accounts—The Company will establish and maintain Capital Accounts for each Member and Assignee. The Members’ Capital Accounts are intended to be and will be maintained in accordance with the Regulations under Section 704(b) of the Code, as they are issued and interpreted from time to time.
3. Distribution of Assets—If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member will be adjusted to account for that Member’s allocable share (as determined under Article IX below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.
4. Sale or Exchange of Interest—In the event of a sale or exchange of some or all of a Member’s Membership Interest in the Company, the Capital Account of the Transferring Member will become the capital account of the Assignee, to the extent it relates to the portion of the interest transferred.
5. No Deficit Restoration Obligation— Notwithstanding anything here to the contrary, this Operating Agreement will not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of that set forth on Exhibit A.
6. In the event that the Managing Member determines, subject to the restrictions of this Agreement, that additional capital is required by the Company, each Member shall have the right to contribute its pro rata portion (based on its respective Percentage Interest) of such additional capital.
ARTICLE IX
ALLOCATIONS AND DISTRIBUTIONS
1. Allocations of Net Profits and Net Losses— Net Profit and Net Loss shall be allocated among the Members and credited or debited to their respective Capital Accounts in accordance with their Percentage Interests.
2. Interim Distributions—From time to time, the Managing Member will determine in its reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. The Managing Member shall distribute any such excess cash to the Members in accordance with their respective Percentage Interests. The distributions will be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.
3. Mandatory Distributions—Notwithstanding Section 2, if at the end of any calendar quarter any Member’s Cumulative Tax Liability exceeds the cumulative distributions to such Member (such excess, the Member’s “Unpaid Tax Liability”), the Managing Member shall distribute to such Member within 60 days after the close of such calendar quarter a distribution equal to the Unpaid Tax Liability.
“Cumulative Tax Liability” of any Member means, with respect to any fiscal year or portion thereof, the sum of such Member’s Tax Liability for such fiscal year or portion thereof plus such Member’s Tax Liabilities for all prior fiscal years of the Company.
“Tax Liability” of any Member for each fiscal year or other fiscal period shall equal such Member’s distributive share of the taxable income or loss of the Company for such fiscal period, multiplied by an assumed effective tax rate equal to 50%.
4. Distributions in Liquidation—On dissolution of the Company, unless an election is made to continue the business of the Company as contemplated in Article XIV, Section 1 below, the Company will make all distributions in connection with the liquidation in accordance with Article XIV, Section 4 below.
5. Limitations on Distributions—No distribution will be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Accounts.
ARTICLE X
TAXES
1. Elections—The Managing Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.
2. Taxes of Taxing Jurisdictions—To the event that the laws of any Taxing Jurisdiction require, each Member requested to do so by the Managing Member will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest, and any penalties assessed on such income. If the Member fails to provide the agreement, the Company may withhold and pay over to the Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to the income. Any payments with respect to the income of a Member will be treated as a distribution for purposes of Article IX. The Managing Member may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on the income to the Taxing Jurisdiction, in which case the Company will inform the Members of the amount of the tax interest and penalties so paid.
3. Tax Matters Partner—The Managing Member will be the tax matters partner of the Company pursuant to the Code. Any Member designated as tax matters partner will take any action necessary to cause each other Member to become a notice partner within the meaning of the Code.
4. Method of Accounting—The records of the Company will be maintained on a method of accounting determined by the Managing Member from time to time.
ARTICLE XI
DISPOSITION OF MEMBERSHIP INTERESTS
1. Disposition—Any Member or Assignee proposing to dispose of all or a portion of that Member’s or Assignee’s Membership Interest must first notify the Company, in writing, of all the details and consideration for the proposed disposition. The Company, for the benefit of the remaining Members, will have the first right to acquire the Membership Interest by cancellation of the disposing Member’s or Assignee’s Membership Interest. If the Company declines to elect that option, the remaining Members desiring to participate may proportionately (or in a proportion agreed upon by the remaining Members) purchase the disposing interest under the same terms and conditions first proposed by the disposing Member. If both the Company and remaining Members decline to purchase such Membership Interest, the Disposition may be made as originally proposed. The Assignee will have no right to participate in the management of the business and affairs of the Company or to become a Member unless the remaining Members unanimously consent to accept the Assignee as a Substitute Member. If the remaining Members fail to admit the Assignee as a Substitute Member, the Assignee will only be entitled to receive a share of the profits or other compensation by way of income and the return of contributions to which the disposing Member would have been entitled before Disposition.
2. Conditions Precedent to Disposition—No Membership Interest will be disposed of:
2.1. If the Disposition, alone or when combined with other transactions, would result in a termination of the Company within the meaning of the Code;
2.2. Without an opinion of counsel satisfactory to the Managing Member that the Disposition is subject to an effective registration under, or exempt from the registration requirements of, any applicable state and federal securities laws; and
2.3. Unless and until the Company receives from the Assignee the information and agreements that the Managing Member may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction.
3. Disposition not in Compliance with this Article is Void—Any attempted Disposition of a Membership Interest, or any part of a Membership Interest, not in compliance with this Article is null and void ab initio. Members may not resign or withdraw from membership in the Company without the consent of the Majority of the remaining Members.
ARTICLE XII
DISSOCIATION OF A MEMBER
1. Dissociation—A Person will cease to be a Member on the happening of any of the following events:

1.1. The resignation or withdrawal of a Member with the consent of a Majority of the remaining Members;
1.2. The bankruptcy of a Member;
1.3. In the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s personal estate;
1.4. In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);
1.5. In the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of the separate Organization;
1.6. In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or
1.7. In the case of an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.
2. Rights of Dissociating Member—In the event any Member dissociates prior to the expiration of the Term:
2.1. If the dissociation causes a dissolution and winding up of the Company under Article XIV, the Member will be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distributions to which the Member would have been entitled will be reduced by the damages sustained by the Company as a result of the Dissolution and winding up;
2.2. If the dissociation does not cause a dissolution and winding up of the Company under Article XIV, the Member will be entitled to an amount equal to the capital account attributable to the Member’s interest in the Company, to be paid without interest over a period not to exceed five years. The dissociating member will be charged with, and his or her capital account (and, thus, the payments under this Paragraph 2.2) will be reduced by, the reasonable amount of any damages sustained by the Company as a direct result of the Member’s dissociation, such as the costs of alternative capital or financing, related professional fees, filing fees and direct administrative costs.
ARTICLE XIII
ADMISSION OF ASSIGNEES AND MEMBERS
1. Rights of Assignees—The Assignee of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable the Membership Interest.
2. Admission of Substitute Members—An Assignee of a Membership Interest will be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Membership Interest only with the unanimous consent of the Members. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, will not release the Member originally assigning the Membership Interest from any liability to Company that may have existed prior to the approval.
ARTICLE XIV
DISSOLUTION AND WINDING UP
1. Dissolution—The Company will be dissolved and its affairs wound up, upon the first to occur of the following events, which, unless a Majority of the Members agree to continue the business, will constitute Dissolution Events:
1.1. The expiration of the Term, unless the business of the Company is continued with the consent of a majority of the Members;
1.2. The unanimous written consent of all of the Members;
1.3. The Dissociation of any Member, unless the business of the Company is continued with the consent of a majority of the Members within 90 days after the Dissociation;
1.4. The entry of a decree of judicial dissolution under the Act.
2. Lack of Consent of Majority to Continue the Business—Upon the occurrence of a Dissolution Event, if the remaining Members do not agree to continue the business by the consent of a Majority within 90 days after the occurrence of the Dissolution Event, the Members who voted to continue the business have the option to purchase the assets of the business from the Company at their fair market value, as determined by the Company’s accountant at the time the valuation is made.
3. Effect of Dissolution—Upon dissolution, the Company will cease carrying on business as distinguished from the winding up of the Company business. The Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been issued by the Secretary of State of Ohio.
4. Distribution of Assets on Dissolution—Upon the winding up of the Company, the Company Property will be distributed:
4.1. To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;
4.2. To Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs. Liquidation proceeds will be paid within 60 days of the end of the Company’s taxable year or, if later, within 90 days after the liquidation. These distributions will be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.
5. Winding Up and Certificate of Dissolution—The winding up of the Company will be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision for them has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up the Company, a certificate of dissolution will be delivered to the Secretary of State of Ohio for filing. The certificate of dissolution will set forth the information required by the Act.
ARTICLE XV
AMENDMENT
1. Operating Agreement May be Modified—The Operating Agreement may be modified as provided in this Article XV (as that Article is from time to time amended). No Member will have any vested rights in the Operating Agreement which may not be modified through an amendment to the Operating Agreement.
2. Amendment or Modification of Operating Agreement—The Operating Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.
ARTICLE XVI
MISCELLANEOUS PROVISIONS
1. Entire Agreement—The Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.
2. No Partnership Intended for Nontax Purposes—The Members have formed the Company under the Act, and expressly do not intend to form a partnership under either the Ohio Uniform Partnership Act nor the Ohio Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making that wrongful representation will be liable to any other Member who incurs personal liability by reason of the wrongful representation.
3. Rights of Creditors and Third Parties under Operating Agreement—The Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party will have any rights under the Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.
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We have set our hand and seals on the date set forth beside our names.
MEMBERS:
JJJ-RT, LLC

/s/ Julius Hess		11/20/05

By:	Julius Hess, its President	Date

REGENCY TECHNOLOGIES, LTD.

By:	SENTEX SENSING TECHNOLOGY, INC., its sole member

/s/ Robert Kendall		11/20/05

By:	Robert Kendall, its President	Date

EXHIBIT A
Member Name, Address, Percentage Interest

JJJ-RT, LLC
30700 Carter Street
Solon, OH 44139

Sentex Sensing Technologies, Inc.
1801 East 9th St Suite 1501
Cleveland, OH 44114
Cumulative Member Contributions:

JJJ-RT, LLC	1. $___. [Insert Date of Contribution]

Regency Technologies, Ltd.	1. The contribution of the business of Regency Technologies as set forth in the Investment Agreement dated, November 20, 2005, by and among JJJ-RT, LLC, Sentex Sensing Technologies, Inc., and Regency Technologies, Ltd. The agreed upon value of such contribution is $200,000.